UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.       )

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Filed by a Party other than the Registrant    ☐

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

American Realty Capital Trust, Inc.

(Name of Registrant as Specified In Its Charter)

 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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*** IMPORTANT UPDATE ***

ARCT ENTERS INTO AMENDED MERGER AGREEMENT WITH REALTY INCOME

ARCT STOCKHOLDERS NOW TO RECEIVE ONE-TIME CASH PAYMENT OF $0.35 PER SHARE IN ADDITION TO FIXED EXCHANGE RATIO OF 0.2874 REALTY INCOME SHARES FOR EACH SHARE OF AMERICAN REALTY CAPITAL TRUST COMMON STOCK OWNED

REALTY INCOME INTENDS TO INCREASE ANNUALIZED DIVIDEND UPON CLOSING

AMENDED AGREEMENT REPRESENTS REALTY INCOME’S BEST AND FINAL OFFER

VOTE “FOR” THE MERGER AGREEMENT WITH REALTY INCOME

ON THE ENCLOSED PROXY CARD TODAY

January 7, 2013

Dear Fellow Stockholder,

I am pleased to inform you that on January 6, 2013, American Realty Capital Trust, Inc. (“ARCT”) entered into an amendment to its merger agreement (“Amended Agreement”) with Realty Income Corporation (“Realty Income”). Under the terms of the Amended Agreement, Realty Income will now pay ARCT stockholders a one-time cash payment of $0.35 per share in addition to the existing fixed exchange ratio of 0.2874 Realty Income shares for each share of American Realty Capital Trust common stock owned. The additional cash consideration of $0.35 per share totals approximately $55.5 million in additional proceeds for ARCT stockholders, of which approximately $52.5 million is being funded by Realty Income and $3.0 million by AR Capital LLC, including William M. Kahane, Chief Executive Officer, President and Director of ARCT, and Nicholas S. Schorsch, Chairman of the board of directors of ARCT.

Separately, Realty Income has announced its intention, upon closing of the merger, to increase its annualized dividend to Realty Income stockholders by $0.35 per share to an annualized rate of $2.17 per share beginning with the February 2013 distribution. This represents a $0.22 per share increase to the original dividend increase of $0.13 per share that Realty Income estimated when the transaction was initially announced.

AMENDED AGREEMENT IS REALTY INCOME’S BEST AND FINAL OFFER

Realty Income and ARCT have confirmed that if ARCT stockholders do not approve the merger on its revised terms, then the merger agreement will be terminated, and if Realty Income obtains its stockholder approval, Realty Income will receive $4.0 million in expense reimbursement from ARCT. As disclosed in ARCT’s January 2, 2013 press release, the ARCT management team will continue to operate and grow ARCT consistent with its established operating, investment and capitalization strategies, should the merger agreement be terminated.

We are confident that the transaction with Realty Income, as amended, not only achieves the highest attainable value for our stockholders, but also allows you to participate in the potential upside of the combined company.

The Special Meeting of Stockholders is scheduled for January 16, 2013. At the Special Meeting, you will be asked to consider and vote upon a proposal to approve the proposed merger with Realty Income and the other transactions contemplated by the merger agreement providing for the acquisition of ARCT by Realty Income. As detailed in ARCT’s definitive proxy materials and outlined below, your board of directors believes that the proposed merger with Realty Income is in the best interests of ARCT and its stockholders.

Your vote is very important. Please take a moment now to vote FOR the proposal to approve the merger agreement today – by telephone, Internet or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided. A failure to vote will have the same effect as a vote AGAINST the proposal to adopt the merger agreement.

MERGER WITH REALTY INCOME PROVIDES COMPELLING BENEFITS FOR ARCT STOCKHOLDERS

Your board thoroughly evaluated the proposed merger with Realty Income as well as other options available to the Company, and unanimously concluded that the merger is in the best interests of the Company and its stockholders. The proposed merger provides a number of compelling benefits to ARCT stockholders, including:

•	Premium Valuation: Realty Income is valuing ARCT’s assets at a significantly higher price that represents an exceptional capitalization rate and is lower than ARCT’s cost basis. As of the date of announcement, this represented the lowest capitalization rate for similar net lease REIT transactions.
o	On January 4, 2013, the offer value implied a weighted average capitalization rate for ARCT’s assets of 5.9% based on current cash rents. This is significantly below the weighted average capitalization rate of 8.2% paid by ARCT for its assets as well as the weighted average capitalization rates of similar transactions, which range from 7.1% - 8.25%.
o	The 15.7x forward EBITDA multiple represents the second highest amongst similar REIT transactions.
o	Furthermore, the majority of the ARCT portfolio by value was assembled in 2010 to 2011, underscoring the value achieved within a short time period.

•	Ideal Strategic Buyer: Realty Income represents the ideal strategic buyer for ARCT given its business focus, size and scale, investment grade balance sheet, low cost of capital and share liquidity.

•	Future Growth Opportunities and Value Creation: Realty Income’s experienced management team has a successful track record of driving dividend growth and producing enhanced stockholder returns, having paid 509 consecutive monthly dividends and increased its monthly dividend 69 times since listing on the NYSE in 1994.

•	Higher Risk-Adjusted Returns: ARCT stockholders will benefit from superior risk-adjusted returns due to the enhanced stability and diversity of the combined property portfolio. The combined company will be significantly larger and financially stronger than ARCT as a stand-alone company or than its competitors, and will have one of the lowest costs of capital in a sector where low cost capital creates competitive advantage.

•	Lower Cost of Capital: Access to Realty Income’s long-term, fixed-rate debt will enable ARCT stockholders to enjoy reduced exposure to secured and floating rate debt as a percentage of assets and increased weight maturing. On a standalone basis, ARCT’s goal to reduce the use of floating rate and secured debt and increase debt duration in order to improve its Ba2/BB credit ratings is subject to significant timing and execution risks.

Importantly, ARCT management’s interests are firmly aligned with those of all ARCT stockholders. ARCT’s management’s interests are firmly aligned with all ARCT stockholders. Pro forma for the transaction, ARCT management will own approximately $45 million of equity in Realty Income, including over $25 million of existing equity in ARCT.

WE URGE ARCT STOCKHOLDERS TO VOTE “FOR” THE PROPOSED MERGER WITH REALTY INCOME TODAY ON THE ENCLOSED WHITE PROXY CARD

Whether or not stockholders attend the Special Meeting in person, the board urges all stockholders to vote “FOR” the proposed merger with Realty Income by signing and dating and returning the WHITE proxy card today. Internet and telephone voting options are also available and easy to follow instructions may be found in the proxy. Even if stockholders have already voted against the transaction, they can still change their vote. Signing a proxy card today cancels any card previously signed and returned. Only the latest dated proxy, Internet or telephone vote counts. Your vote is important and your board of directors encourages you to vote your shares today.

If you have any questions or need assistance voting your shares, please call the Company’s proxy solicitor, D.F. King & Co., Inc., toll free at 1-800-714-3305.

On behalf of the ARCT board of directors, I wish you all the best in the New Year.

Sincerely,

William M. Kahane

Chief Executive Officer & President

Additional Information and Where to Find It

In connection with the proposed merger, the Company and Realty Income have filed a definitive proxy statement with the SEC on December 6, 2012 and commenced mailing the definitive proxy statement and a form of proxy to the stockholders of the Company. BEFORE MAKING ANY VOTING DECISION, INVESTORS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE PROPOSED MERGER CAREFULLY AND IN ITS ENTIRETY BECAUSE THE PROXY STATEMENT CONTAINS IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors will be able to obtain, without charge, a copy of the definitive proxy statement and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. Copies of the documents filed by the Company with the SEC are also available free of charge on the Company’s website at http://ir.arctreit.com, and copies of the documents filed by Realty Income with the SEC are available free of charge on Realty Income’s website at http://www.realtyincome.com.

Participants in Solicitation

The Company, Realty Income and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s and Realty Income’s stockholders in respect of the proposed merger. Information regarding the Company’s directors and executive officers can be found in the Company’s definitive proxy statement filed with the SEC on May 21, 2012. Information regarding Realty Income’s directors and executive officers can be found in Realty Income’s definitive proxy statement filed with the SEC on March 30, 2012. Stockholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the proposed merger, which may be different than those of the Company’s stockholders generally, by reading the definitive proxy statement filed in connection with the proposed merger with the SEC on December 6, 2012 and other relevant documents regarding the proposed merger filed with the SEC. These documents are available free of charge on the SEC’s website and from the Company or Realty Income, as applicable, using the sources indicated above.

Forward-Looking Statements

Information set forth herein (including information included or incorporated by reference herein) contains “forward-looking statements” (as defined in Section 21E of the Securities Exchange Act of 1934, as amended), which reflect the Company’s and Realty Income’s expectations regarding future events. The forward-looking statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements include, but are not limited to whether and when the transactions contemplated by the merger agreement will be consummated, the new combined company’s plans, market and other expectations, objectives, intentions and other statements that are not historical facts.

The following additional factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the ability of the Company and Realty Income to obtain the stockholder approvals required to consummate the proposed merger; unexpected costs or unexpected liabilities that may arise from the transaction, whether or not consummated; the inability to retain key personnel; continuation or deterioration of current market conditions; future regulatory or legislative actions that could adversely affect the companies; and the business plans of the customers of the respective parties. Additional factors that may affect future results are contained in the Company’s and Realty Income’s filings with the SEC, which are available at the SEC’s website at www.sec.gov. The Company and Realty Income disclaim any obligation to update and revise statements contained in these materials based on new information or otherwise.